                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              U.S. MICROBICS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Colorado                                      88-0990371
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

         5922-B Farnsworth Court
          Carlsbad, California                               92008
----------------------------------------              ------------------
(Address of principal executive offices)                  (Zip Code)


                   U.S. Microbics, Inc. 2001 Consultants Plan
    ------------------------------------------------------------------------
                            (Full title of the plan)

                                 Robert C. Brehm
                             5922-B Farnsworth Court
                           Carlsbad, California 92008
                                 (760) 918-1860

                                  CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED        REGISTERED (1)            SHARE                PRICE           REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 2,000,000               $.20                $400,000              $36.80
----------------------- --------------------- -------------------- --------------------- --------------------

(1) 2,000,000 additional shares of common stock of U.S. Microbics, Inc. are being registered for issuance pursuant to the 2001 Consultants Plan. Pursuant to General Instruction to Form S-8, the registration fee is calculated only with respect to such additional shares.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 19, 2002.

                                EXPLANATORY NOTES

         U.S. Microbics, Inc., a Colorado corporation, hereby files this Registration Statement on Form S-8 for the purpose of:

1. Registering an additional 2,000,000 shares of the Registrant's common stock, par value $0.0001 per share, issuable pursuant to the U.S. Microbics, Inc. 2001 Consultants Plan (the "Plan"). Prior to this Registration Statement, 4,000,000 shares of the Registrant's common stock were authorized for issuance under the Plan. On March12, 2002, the Board of Directors approved an increase in the aggregate number of shares of common stock authorized for issuance under the Plan from 4,000,000 to 6,000,000 shares.

2. Amending the reoffer prospectus for the selling security holders. The reoffer prospectus is filed as part of the Registration Statement on Form S-8 and has been prepared in accordance with the requirements of
          Part I of Form S-3 and may be used for reoffers of common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to stock awards and stock options granted under the Plan.

                        GENERAL INSTRUCTION E INFORMATION

The contents of the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2001 (Registration No. 333-63558), are hereby incorporated by reference.

The following supersedes and replaces the section entitled "Selling Securityholders":

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the selling securityholders' beneficial ownership of Common Stock as of March 9, 2002, and as adjusted to give effect to the sale of all of the shares offered hereby.

                                                                         NUMBER OF SHARES BENEFICIALLY
                                                                             OWNED AFTER OFFERING(6)
                           NUMBER OF SHARES                              -----------------------------
                          BENEFICIALLY OWNED       NUMBER OF SHARES        NUMBER OF
       NAME                BEFORE OFFERING          BEING OFFERED           SHARES       PERCENTAGE
       ----                ---------------          -------------           ------       ----------
Robert C. Brehm (1)           5,160,620                126,359             5,286,979         21.13
Mery C. Robinson (2)          4,877,237                148,461             5,025,698         20.31
Conrad Nagel (3)                494,149                 58,867               553,016          2.32
Bruce Beattie (4)               150,000                 31,516               181,516           .77
Behzad Mirzayi (5)              195,441                 46,758               242,199          1.03


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(1)      Mr. Brehm is our CEO and a director since July 1997.

(2)      Ms. Robinson is our COO and a director since September 1997.

(3)      Mr. Nagel is our CFO since August 1998

(4)      Mr. Beattie is the President of our subsidiary SSWM since August 2000

(5) Mr. Mirzayi is the Vice President and COO of our subsidiary SSWM since September 2000.

(6) Assumes that all shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on March 19, 2002.

                                                  U.S. MICROBICS, INC.

                                                  By:   /s/ Robert C. Brehm
                                                     ---------------------------
                                                     Robert C. Brehm, President



         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on March 19, 2002.


           /s/ Mery Robinson             Chief Executive Officer and Director
         ---------------------------
         Mery Robinson


           /s/ Robert Brehm              President and Director
         ---------------------------
         Robert Brehm


           /s/ Conrad Nagel               Chief Financial Officer
         ---------------------------      (Principal Financial and Accounting
         Conrad Nagel                      Officer)


           /s/ Roger K. Knight           Vice President and Director
         ---------------------------
         Roger K. Knight


           /s/ Robert Key                Director
         ---------------------------
         Robert Key